Exhibit 4.2

PROMISSORY NOTE

$500,000.00	Minneapolis, Minnesota

October 11, 2013

FOR VALUE RECEIVED, the undersigned, SCIO DIAMOND TECHNOLOGY CORPORATION, a Nevada corporation (hereinafter designated as “Borrower”), promises to pay to the order of PLATINUM CAPITAL PARTNERS, LP, a Minnesota limited partnership (hereinafter referred to as “Lender”) (Lender and any holder of this Note from time to time are each hereinafter sometimes referred to as “Holder”), at 9855 West 78th Street, Suite 50, Eden Prairie, MN 55344, or such other place as may hereinafter be designated from time to time in writing by the Holder hereof, the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or so much thereof as shall have been advanced hereunder to or for the benefit of the undersigned pursuant to the terms of a Loan Agreement dated June 21, 2013 (hereinafter referred to as the “Loan Amount”), made by the Borrower and Lender (hereinafter referred to as the “Loan Agreement”), together with interest from the date hereof until fully paid, at the rate hereinafter provided, on the Loan Amount, from time to time, advanced and remaining unpaid (hereinafter referred to as the “Principal Balance”).  The Principal Balance and interest shall be due as follows:

A.      Interest accrued shall be paid monthly.  The first monthly interest payment shall be due and payable no later than the tenth day of each month following invoicing, commencing November 2013, and accrued interest shall be payable on the same day of each month thereafter.  Interest Billed to the company will deducted pursuant to the terms of that certain Promissory Note dated June 21, 2013 in the amount of $1,000,000.00 until the reserve established under that Promissory Note has been exhausted; thereafter, for all applicable months, interest payments due will be paid by a principal advance to THIS Promissory Note.   It is hereby acknowledged that an interest reserve in the approximate amount of

$133,500 is being set aside from the proceeds of this Note to make payments of interest as outlined herein.  To the extent the reserve is insufficient to pay the interest calculated for the month of May, 2014, the company will remit such additional amount necessary to be considered paid in full.

B.      On June 20, 2014 (the “Maturity Date”), the entire unpaid Principal Balance and all accrued and unpaid interest shall be paid in full.  Borrower acknowledges that the payment due on the Maturity Date is a balloon payment and that Lender or any Holder of this Note shall have no obligation and has made no commitment to the Borrower to renew and/or extend or otherwise assist the Borrower in making arrangements for continued financing of this Note, which Borrower shall have to do from its own funds or from funds obtained from other sources or means.

C.      Interest from the date hereof until the Maturity Date shall accrue at an annual rate equal to eighteen percent (18%) (such rate as is in effect during the term hereof is hereafter referred to as the “Interest Rate”).  The annual Interest Rate for the Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

D.      Accommodation Fee.    An Accommodation Fee in the amount of $25,000.00, pertaining to this loan accommodation, will be due and payable on the closing date of this loan.  Payment of this fee will be accomplished by an advance made on this Promissory Note at closing.

E.      Closing Fee.    A Closing Fee in the amount of $3,250.00 will be due and payable on the closing date of this loan.   Payment of this fee will be accomplished by an advance made on this Promissory Note at closing.

F.      If any scheduled payment, excluding the balloon payment, due on the Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to three percent (3%) of the amount of such late installment.

G.      The outstanding principal balance of this Note may be prepaid at any time at the option of Borrower, in whole or in part, without penalty.  All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest due on the Note, and lastly to principal.  Lender and Borrower acknowledge and agree that the loan pursuant hereto shall be deemed a revolving loan and that any payment(s) applied toward the Principal Balance of this Note may be redrawn by Borrower during the term of this Note.

This Note is secured by a Security Agreement dated June 21, 2013 upon the personal property referenced thereon.  All of the terms and conditions contained in the Loan Documents (as defined in the Loan Agreement) which are to be kept and performed by Borrower are hereby made a part of this Note and to the same extent and with the same force and effect as if they were fully set forth herein; and Borrower covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

Time is of the essence hereof.  During the continuance of an Event of Default, as defined in the Loan Agreement, Lender, at its option, may also, if permitted under applicable law and after thirty (30) days written notice to Borrower, increase the interest rate of the Note 3.0 percent (3%).  Upon an Event of Default, as defined in the Loan Agreement, the Holder at its option and without further notice, demand or presentment for payment to Borrower or others, may declare immediately due and payable the Principal Balance and interest accrued thereon, together with any reasonable attorneys’ fees incurred by Holder in collecting or enforcing payment thereof, whether suit be brought or not, and all other sums due by Borrower hereunder or under the Loan Documents, anything herein or in Loan Documents to the contrary notwithstanding, and payment thereof may be enforced and recovered in whole in or in part at any time by one or more of the remedies provided to Holder in this Note or in the Loan Documents.

The remedies of Holder as provided herein shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.

Holder shall not be deemed by any act of omission or commission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder, and then only to the extent specifically set forth in the writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

All agreements herein are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws.  If from any circumstances whatsoever fulfillment of any provision hereof at the time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

This instrument shall be governed by and construed according to the laws of the State of Minnesota.

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

SCIO DIAMOND TECHNOLOGY CORPORATION
a Nevada corporation

By:
Jonathan Pfohl
Its:	Chief Financial Officer

AKNOWLEDGMENT OF CORPORATION:

STATE OF SOUTH CAROLINA

COUNTY OF

On this                          day of                              , 2013, before me personally appeared Jonathan Pfohl, the Chief Financial Officer of SCIO Diamond Technology Corporation, to me known to be the person described in and who executed the foregoing instrument, and in due form of law acknowledged that he is authorized on behalf of said company to execute all documents pertaining hereto and acknowledged to me that he executed the same as his voluntary act and deed on behalf of said company.

Notary Public

Printed Name:	NOTARY SEAL

Commission Expires:

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